AFH Acquisition IV, Inc. 8-K

Exhibit 4.4

Promissory Note (2-5 Years)

On this date of January 12, 2009 (“Loan Date”), in return for valuable consideration received, the undersigned borrower Emmaus Medical, Inc., a Delaware corporation, located at 20725 S. Western Ave., Ste. 136, Torrance, CA 90501 (“Borrower”) agrees to pay to Shigeru Matsuda (“Lender”), the sum of 20,000,000 Japanese Yen (“Loan Amount”), together with interest thereon at the rate of six and one-half percent (6.5%) per annum, under the following terms and conditions of this Promissory Note (“Note”).

1.           Terms of Repayment (Balloon Payment):  Starting three months after the Loan Date and continuing thereafter quarterly until the two (2) year anniversary date of the Loan Date, if requested by the Lender, the Borrower shall make quarterly payments of interest only in the amount of six and one-half percent (6.5%) simple interest of the Loan Amount, as set forth in Attachment 1 hereto.  If Lender wishes to allow the interest payments to accrue, then the unpaid but accrued interest shall be added to the principal.  All payments shall be first applied to interest and the balance to principal.  The entire unpaid principal and any accrued interest thereon shall become immediately due and payable on demand by the holder of this Note anytime after the two (2) year anniversary of the Loan Date.  However, if Lender so wishes and Borrower agrees, the loan can be extended up to a total of five (5) years with the same interest rate of 6.5%.  If Lender agrees to extend the loan beyond two years, then the Lender will continue to have the conversion option noted in Article 5 below during the extension period.

2.           Prepayment:  This Note may be prepaid in whole or in part at any time without premium or penalty.  All prepayments shall first be applied to interest, and then to principal payments in the order of their maturity.  However, nothing in the section shall impinge on Borrower’s rights under section 5 here.

3.           Late Fees:  In the event that a payment due under this Note is not made within ten (10) days of the time set forth herein, the Borrower shall pay an additional late fee in the amount of two (2) percent of said late interest payment.

4.           Place of Payment:  All payments due under this note shall be sent to the Lender’s address, as noted in Attachment 1 hereto, or at such other place as the holder of this Note may designate in writing in the future.

5.           Conversion Option:  At any time during the two year term of this Note (and any extension period), Lender shall have a right to convert the Loan Amount to common stock of Emmaus Medical, Inc. at $90 per share, regardless of the then price of common stock of Emmaus Medical, Inc.  If Lender chooses to excise such conversion option, Lender will agree to abide by all requirements Borrower then has in place to purchase stock in Emmaus Medical, Inc.

6.           Default:  In the event of default, the Borrower agrees to pay all costs and expenses incurred by the Lender, including all reasonable attorney fees as permitted by law for the collection of this Note upon default.

7.           Additional Guarantors:  Lender understands and acknowledges that Emmaus Medical, Inc. is the borrower on this Note.  However, for added security to Lender, Yutaka Niihara, M.D., MPH, President and CEO of Emmaus Medical, Inc. and Daniel R. Kimbell, Esq., COO of

Emmaus Medical, agree to be a primary guarantor and a secondary guarantor, respectively, on the Note.  If Emmaus Medical, Inc. cannot pay the Note or make timely interest payments when due such payment(s) are due, then Yutaka Niihara, and Daniel R. Kimbell, in that order, agree to make such payment(s) to Lender.

8.           Acceleration of Debt: If the Borrower or the additional guarantors fail to make any payment due under the terms of this Note, or breach any condition relating to any security, security agreement, note, mortgage or lien granted as collateral security for this Note, seeks relief under the Bankruptcy Code, or suffers an involuntary petition in bankruptcy or receivership not vacated within thirty (30) days, the entire balance of this Note and any interest accrued thereon shall be immediately due and payable to the holder of this Note.

9.           Modification: No modification or waiver of any of the terms of this Agreement shall be allowed unless by written agreement signed by the parties.  No waiver of any breach or default hereunder shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

10.           Transfer of the Note: The Borrower hereby waives any notice of the transfer of this Note by the Lender or by any subsequent holder of this Note, agrees to remain bound by the terms of this Promissory Note subsequent to any transfer, and agrees that the terms of this Note may be fully enforced by any subsequent holder of this Note.

11.           Severability of Provisions: If any portion of this Note is deemed unenforceable, all other provisions of this Note shall remain in full force and effect.

12.           Choice of Law:  All terms and conditions of this Note shall be interpreted under the laws of California, U.S.A.

Signed Under Penalty of Perjury, this ____ day of January, 2009.

Emmaus Medical, Inc.

/s/ Yutaka Niihara
By Yutaka Niihara, President & CEO

Primary Guarantor

/s/ Yutaka Niihara
Yutaka Niihara

Secondary Guarantor

/s/ Daniel R. Kimbell
Daniel R. Kimbell

ATTACHMENT 1

Lender Name:	Shigeru Matsuda
Lender Address:	c/o Eastwind Ltd. Nippon Press Center Bldg., 6th Fl. Chiyoda-ku, Tokyo JAPAN 100-0011

Loan Amount:	Japanese ¥20,000,000

Quarterly Interest at 6.5% Per Annum on Loan Amount:	Japanese ¥325,000